EL PASO ANNOUNCES NEW CORPORATE IDENTITY

HOUSTON, TEXAS, FEBRUARY 5, 2001-El Paso Corporation (NYSE:EPG), the largest and most broadly based natural gas company in the world, introduced today its new corporate identity at its annual analyst meeting in Houston, Texas. Effective immediately, the company will begin doing business under the name El Paso Corporation, and will be identified by a new logo, shown below.
          "Our new name and logo reflect our emergence as a leader in all phases of the natural gas industry," said William A. Wise, chairman, president, and chief executive officer of El Paso
     Corporation.   "The  combination of  closing  the  Coastal  merger,
     announcing yet another year of record earnings, simplifying the company name, and presenting a new face to the world creates an unrivaled platform to sustain El Paso's track record of success. The strong, clean lines of the logo represent our disciplined
     approach to creating new businesses and growing existing ones.   El
     Paso Corporation is moving ahead with a dynamic, new brand image, and tremendous forward momentum."
          El Paso Corporation, the largest and most broadly based natural gas company in the world, spans the energy value chain from wellhead to electron. With an enterprise value in excess of $50 billion,  El  Paso is a leader in every phase of  the  natural  gas
     industry.   The company owns and operates a significant portion  of
     the North American natural gas delivery grid, operates the fastest growing, most sophisticated energy merchant group, and is the nation's third largest natural gas producer. El Paso, a leader in real options valuation and risk management techniques, is focused on maximizing shareholder value, transforming existing markets, and
     speeding  the  development  of  new  markets.   Visit  El  Paso  at
     www.epenergy.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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     Contacts:
               Corporate Communications
               & External Affairs                 Investor Relations
               Norma F. Dunn                      Bruce L. Connery
               Senior Vice President              Vice President
               Office: (713) 420-3750             Office: (713) 420-5855
               Fax:    (713) 420-3632             Fax:    (713) 420-4417